Exhibit 99.1

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Conference Call Transcript

PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Event Date/Time: Jul. 30. 2007 / 5:00PM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

CORPORATE PARTICIPANTS

Kevin Michaels

Powerwave Technologies - CFO

Ron Buschur

Powerwave Technologies - President & CEO

CONFERENCE CALL PARTICIPANTS

Jeff Kvaal

Lehman Brothers - Analyst

Kim Watkins

JPMorgan Chase & Co. - Analyst

Mike Ounjian

Credit Suisse - Analyst

Ittai Kidron

CIBC World Markets - Analyst

Mike Walkley

Piper Jaffray & Co. - Analyst

James Faucette

Pacific Crest Securities - Analyst

Carter Driscoll

Stanford Group - Analyst

Ken Muth

Robert W. Baird & Company, Inc. - Analyst

Larry Harris

Openheimer & Co. - Analyst

Dan Bruckery

O’Connor - Analyst

Blaine Carroll

FTN Midwest Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2007 Powerwave Technologies earnings conference call. My name is Eric. I will be your audio coordinator today. At this time, all participants are in a listen-only mode. We’ll be facilitating a question-and-answer session toward the end of the conference. (OPERATOR INSTRUCTIONS) Your conference is being recorded for replay purposes. I would now like to turn your presentation over to your host for today’s call, Mr. Kevin Michaels, Chief Financial Officer. Please proceed.

Kevin Michaels - Powerwave Technologies - CFO

Thank you, and good afternoon. And welcome to the Powerwave Technologies second quarter 2007 financial results conference call. Joining me on today’s call will be Ron Buschur, Powerwave’s President and Chief Executive Officer. Before starting, I would like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave including, but not limited to anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, revenue composition, improvements in cost structure, the timing for completion of the integration of the Filtronic Wireless acquisition, the timing of consolidation of our manufacturing facilities, cost savings related to our facility consolidations, future cost savings related to our cost reduction activities, demand levels for the company’s product lines,

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

projected growth and market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates, cash flows and days sales outstanding are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, integrate acquisitions and realize anticipated cost savings and synergies, the potential negative impact on demand for our products due to industry consolidation among our major customers, fluctuations in foreign currencies, the ability to implement new ERP systems, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave’s current form 10-K for the year ended December 31, 2006, our current form 10-Q for the quarter ending April 1, 2007, and other filings which are on file with the Securities & Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied. In addition, on this call, we’ll discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our web site at Powerwave.com and on Business Wire.

With all of this in mind, I would like to start by quickly reviewing our financial results, which are also summarized in our press release. Net sales for the second quarter 2007 were $185.6 million and we reported a net loss of $44.5 million, which equates to a net loss on a GAAP basis of $0.34 per share. This loss includes approximately $11.2 million of restructuring and impairment charges related to the restructuring and planned closures several of our manufacturing locations as well as an accrual related to the outstanding revenue commitment associated with the Philippines manufacturing facility. In addition, the restructuring charge also includes costs related to additional reductions in our Shipley, El Dorado Hills and Toronto locations. There is also an additional $7.7 million of noncash intangible asset amortization related to our acquisitions.

In summary, all of these charges and impairments totaled approximately $18.9 million for the second quarter of 2007. For the second quarter, on a pro forma basis, excluding all restructuring and impairment charges, acquisition related charges, and intangible asset amortization, we would have reported a pro forma net loss of $21.2 million, or a pro forma net loss per share of $0.16. I want to note that included in both our GAAP and pro forma results is the impact of approximately $1.1 million of pretax stock-based compensation expense due to FAS 123(R), almost all of which is included in operating expenses. If you were to exclude this expense from our reported results, you would add approximately $0.01 to EPS for both GAAP and pro forma results for the second quarter. This is approximately the same impact as in the prior year period.

Now, I will describe our revenues on a geographic basis. Our total Americas revenues for the second quarter of 2007 were approximately $54.3 million or 29% of revenues. Our total Asian sales account for approximately 27% of revenues or $50.3 million, and our total European and other International revenues were $81 million or approximately 44% of revenues. For the second quarter, sales of products within our antenna system products group totaled $38.8 million or 21% of total revenues. Base station subsystem sales totaled $134.1 million or 72% of revenues, and coverage solution sales totaled $12.7 or 7% of revenue. For the second quarter, our total 3G related sales were approximately $35.9 million or approximately 19% of our total revenues. In terms of our customer profile for the second quarter, our total OEM sales account for approximately 78% of our total revenues and our total direct and operator sales account for approximately 22% of our revenues.

OEM sales increased as a percentage of our revenues from the first quarter of 2007, which was 74% of revenues. In the prior year second quarter, our OEM sales accounted for 58% of revenues. For the second quarter of 2007, our largest customers included Nokia Siemens Networks, which account for approximately 38% of revenues, and Alcatel-Lucent which accounted for approximately 17% of revenues for the quarter. Now, I will describe our gross margins for the second quarter: On a GAAP basis, our total consolidated gross profit margin was 12.1% for the second quarter. On a pro forma basis, excluding a total of $11.1 million, which consists of restructuring and impairment charges and noncash intangible asset amortization, our total gross profit margin would have been 18%. While our gross margin improved from the first quarter of 2007, it continues to be negatively impacted by significant underabsorption of our manufacturing overheads due to our lower revenues, as well as the further shift during the second quarter to more OEM based revenues, which typically carry lower margins than our direct operator revenues. Also for the second quarter, we were also impacted by approximately $3 million of additional inventory reserves. All of these factors combined to negatively impact our gross margins for the second quarter.

As we have previously stated, we’re in the process of consolidating our three China manufacturing operations into one location at Suzhou, China. While we expected this consolidation to be completed by the end of the second quarter, we have experienced some minor delays which have caused the final closure of these facilities to be delayed until the end of the third quarter. In spite of this, by the end of the second quarter, we had completed a majority of the moves and we do expect to see some of the benefits of this consolidation in our third quarter results.

Next, I’ll review our operating expenses for the second quarter. Our sales and marketing expenses were $13.7 million, our engineering expenses were $22.4 million and our G&A expenses were $18.7 million. Excluding restructuring and impairment charges and intangible amortization for the second quarter totaling $7.8 million, our operating expenses decreased by approximately $3.7 million from the first quarter of 2007. This reflects some of the initial cost reduction activities that we have implemented during the quarter.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

As Ron will discuss, we have initiated a number of measures designed to reduce our operating expenses, and we continue to believe that we’ll be able to further reduce the expenses during the remainder of this year.

Now, I’ll continue through the income statement. In terms of other expense, we recorded approximately $2.2 million of other expense in the second quarter of 2007. The main contributors to this other expense was our interest expense of $1.6 million and additional one time write-off of approximately $600,000 of previously incurred debt issuance cost related to the cancellation of our previous credit line during the quarter. As a note, we replaced our previous credit line with a $65 million receivables financing facility during the quarter. This borrowing facility is backed solely by our outstanding accounts receivable and provides us with a very attractive way to assist in the financing of our accounts receivables. Additional impact for the quarter was a net foreign currency translation loss of $700,000 recognized in the second quarter. This FX loss was largely due to the weaker Swedish kronor versus the Euro and the fact that the bulk of our Euro dollar revenues are currently transacted on our Swedish subsidiary books.

For the second quarter, our tax rate was impacted by some minor tax payments and the valuation allowances on our deferred tax assets. While we’ll continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be in the range of approximately 10% to 15% for fiscal 2007. I want to stress that this estimate will fluctuate based upon our actual results and due to the fact that both our U.S. and Swedish deferred tax assets have been written off. With the prior write-off of our main deferred tax assets, those entities operate at effective 0% rate, and our reported rate reflects any income or losses in our other tax jurisdictions. For the second quarter on a full GAAP basis, our rate was approximately 5%.

Next I’ll quickly review our balance sheet. Total cash at July 1, 2007, was approximately $59.4 million, of which $7.5 million is reflected as restricted cash. At the end of the second quarter, we had approximately $12.7 million outstanding under our receivables financing facility. Also for the second quarter, we had a use of cash from operations of approximately $17 million, which comes from our operating loss and some of the restructuring activities executed during the quarter, offset by an improvement in our inventory turns as well as reduction in our DSO. In addition, we received approximately $11.7 million in proceeds from the closure of the sale of our Swedish headquarters facility. Our capital spending totaled approximately $4.6 million for the quarter. For the second quarter, our net inventory was $146.4 million and represents inventory turns of approximately four and a half times. As we have previously stated, our objective is to increase our inventory turns to the target range of eight turns by the end of this year. We remain extremely focused on reducing our inventory and thereby improving our turns as well as freeing up the cash that is currently trapped in our balance sheet. While our total net accounts receivable increased to $205.7 million, our AR days sales outstanding reduced to approximately 101 days from 108 days in the first quarter.

Before turning the call over to Ron, I would like to remind you that we’re no longer providing quarterly guidance. We believe that our investors are better served by focusing on long-term trends as opposed to the short term volatility which is inherent in our markets. In terms of our fiscal 2007 guidance, please note that our guidance is subject to a number of risks and uncertainties that could impact our future outlook and results, and many of these are detailed in our public filings with the SEC. With all of that in mind, we’re not making any changes to our previously-announced fiscal 2007 revenue range of $725 million to $800 million. At the same time, we are continuing with our restructuring and consolidation efforts in order to lower our operating break even targets and improve our gross margins. While we’re not providing earnings guidance, we do want to share with you our current expectations for the second half of this year. On the revenue front, we continue to believe that the second half of 2007 will see stronger demand across much of the wireless marketplace, which should result in higher revenues during the second half of the year. In terms of Powerwave’s ongoing restructuring and cost reduction activities, we expect to see sequential improvements in our gross margins as well as sequential reductions to our operating expenses. We have established an initial pro forma quarterly operating expense target of $50 million or below by the end of this year with a further reduction in the following year. With that, I would like to turn the call over now to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you, Kevin. Good afternoon, everyone. I want to start off by stating that during the second quarter, we made good progress in our objective of reducing our cost structure on both the manufacturing and operating expense side. This was done in order to assure the long-term success of this company and to be in a position to report positive financial results. Our second quarter demonstrated the strength of some of our OEM customers, while we continue to see slowness in revenue from our wireless network operator customers. As many have seen from the announcements of our participants in our industry, this slowness in the direct operator market has continued through the second quarter. During the second quarter, we did see an increase in demand from Nokia Siemens networks as well as Alcatel-Lucent compared to the first quarter. For the second quarter, our total Nokia Siemens revenue was approximately $70 million and accounted for 38% of our revenue. This represents a 29% increase from our first quarter. Alcatel-Lucent revenues were approximately $31 million for the second quarter, which represents an increase of 36% from the first quarter.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

I would like to make a comment regarding our relationship with Alcatel-Lucent. In spite of many rumors that continue to circulate to the contrary, we maintain an excellent relationship with both Alcatel-Lucent and their largest customer. We believe that we are in an excellent position to further grow this important customer and we’re starting to see the benefit from this strong relationship. We believe this supports and demonstrates our efforts to further diversify our customer base as well as continue to drive efforts to expand our customer penetration in what is a very consolidated industry. As Kevin mentioned, we continue to believe that the second half of this year will be strong from a growth perspective with the network operator business. And at this time, we’re seeing signs of this growth. I believe that Powerwave is in a very well-position to capitalize on these opportunities. Another interesting point is this will be the fourth consecutive quarter that we have grown our base station subsystem business. In this quarter, we achieved revenues of over $134 million. I want to stress that we’re very focused and committed to taking the actions necessary to return Powerwave to profitability. We have been very active during the last quarter in taking actions to reduce our cost and expenses and position this company to return to profitability. And I want to review some of these actions.

In terms of our cost structure, as many of you know, we have been consolidating our China manufacturing sites from three to one location in Suzhou, China. While we did not complete the final consolidation by the end of Q2, I want to assure you we’re well on our way and we did achieve significant reductions by the end of June. And we’ll be completely done by the end of this quarter. As previously stated, we will see some additional improvement in our gross margins over the second half of this year. We’re working toward our goal of the mid 20% range. With an improvement in our inventory turns from 3.5 in Q1 to 4.5 turns in Q2, I am also pleased with the overall inventory reduction that we have seen this quarter. Our OEM production capabilities have ramped, and despite that, during the same period of time, we have seen an overall reduction. We’re very focused on getting our inventory turns to the eight times by the end of this year as well. In addition, we continue to review both our internal and external manufacturing resources with the goal to significantly reduce our overhead cost. While we’re in the process of executing further actions, which, along with the increased volumes, should further improve and increase our gross margins on a long-term basis.

Additionally, we have taken action to reduce head count in select locations. And it is expected to continue and we will be reviewing our operating expense as we go throughout 2007. Specifically, we have closed our El Dorado Hills and our Toronto locations and we significantly reduced our Shipley, UK locations. As we’re dealing with various notice requirements and local regulations, the full cost savings should be recognized over the remainder of this year, lowering our operating expenses. We have also taken steps to streamline our engineering and further leverage our R&D spending. We’ll continue to review additional steps to ensure that we achieve significant reductions in our operating expenses as we go through the remainder of this year and into 2008. As stated previously, we have set an initial target of reducing our pro forma operating expenses to a quarterly rate of $50 million or less by the end of this year, with additional decreases going forward. We’re executing on the operational plans that we have made to address our cost structure, and we believe that this can be seen in our second quarter results. The team is moving quickly to achieve these reductions, and based on these actions, you will see some additional restructuring activities impacting our results as we move through fiscal 2007.

Now, from an overall market standpoint, we remain optimistic about the second half of 2007 and I believe we’re well-positioned with the network operators and have the right products and solutions, as well as we are very well-positioned to gain market share from these new opportunities which will result in significant market share shift over the remainder of the year. These new opportunities are both with the network operator customers as well as our OEM customers across the full product range and product portfolio. I believe that we have one of the strongest product portfolios, the best personnel and engineering resources as well as the most advanced leading edge technology solutions for the next generation of products in this industry. With all of that, the last quarter has been extremely interesting and an exciting time for Powerwave’s segment of the infrastructure industry.

With the announced acquisition of Andrew by CommScope, it appears that Powerwave will be the last major independent wireless network infrastructure designer and manufacturing manufacturer who is solely focused on the global wireless communications industry. I believe this creates great opportunity for Powerwave Technologies and our customers. This is an amazing turn of events — after only ten years as a public company, we will be the only company that remains in the business solely committed to the wireless communications industry. This means that Powerwave is the only independent wireless network infrastructure provider who has our customers’ needs solely in mind. Think about this. We’re not part of a consolidated enterprise that has to compete for executive management’s attention or resource allocations. We do not need to rely on some other unrelated businesses to support our growth and needs. What this means to our customer is clear. When you want a supplier that’s focused on the wireless industry and on their success, the only company in the industry that you will think of is Powerwave Technologies. We think this creates a very exciting opportunity for Powerwave’s employees, customers and our investors in the years ahead. We remain extremely focused on returning this company back to profitability and we will continue to build and maintain your confidence going forward. I would like to now turn the call over to Eric, the operator, and address any questions you may have.

QUESTION AND ANSWER

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Jeff Kvaal. Please proceed.

Jeff Kvaal - Lehman Brothers - Analyst

Hi, Kevin. Hi, Ron. Nice quarter by you folks. Congratulations.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Ron Buschur - Powerwave Technologies - President & CEO

Thanks, Jeff.

Jeff Kvaal - Lehman Brothers - Analyst

I was wondering if you could comment a little bit about the revenue picture that we could look for in the second half — to what extent do you think that Alcatel-Lucent and Nokia Siemens’ strength is something that’s sustainable over the course of the next several quarters? And how should we think about whether the AT&T folks will come back, whether it is third or fourth quarter? We’ve lost sight a little bit of how seasonality is working for you folks, I think, over the course of the acquisitions.

Ron Buschur - Powerwave Technologies - President & CEO

Well, Jeff, first of all, we do believe that the Alcatel-Lucent Nokia-Siemens revenue should be able to be maintained. We certainly see strong demand for our products going through the remainder of this year. As far as the network operator business, we certainly know that there’s been a slight slowness of spending and we’ve seen it across multiple quarters now and in 2007. And as we had indicated, when you’ll first hear us talk about AT&T or the Cingular revenue will be when we finally show you a revenue that’s exceeding 10% customer perspective. I do see signs of spend taking place across the complete network operator market segment in North America. And as we had indicated, we’re looking forward to that spend here and remainder in 2007.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. So, the further upside in revenues in the second half is primarily driven by direct to operator revenues? Is that how we should think of it?

Ron Buschur - Powerwave Technologies - President & CEO

We think there will be a combination between the OEM and the network operator but we certainly, as I had stated earlier, we do expect to see a pickup in network operator business direct.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Great. And then Kevin, on the gross margin side, if I may, that inventory charge for $3 million, is that something that we might consider excluding from the gross margin calculation?

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies - CFO

It is — obviously, it is included in our numbers and it is included in the pro forma numbers, so it is not a restructuring-related charge or an impairment. But we would hope that we won’t — you always have some minor inventory charges but that’s certainly more than we would think we would have on a run rate basis. So, I would think that we shouldn’t continue to see those types of charges hitting us.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. If we exclude that, then we’re at about 20% gross margin. That might not be a bad starting place to think about the September quarter?

Kevin Michaels - Powerwave Technologies - CFO

We would hope to be somewhere up there. We want to stay conservative. But we would hope to show improvement, as we said.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Great. Thanks very much.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Your next question comes from the line of Kim Watkins with JPMorgan. Please proceed. Kim Watkins, your line is open.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Can you guys hear me?

Ron Buschur - Powerwave Technologies - President & CEO

Now we can.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Thank you. Sorry. It was on mute. It looks like you had a little bit of a difficult quarter from a cash generation perspective and I just wanted to see how you’re feeling about being able to repay the converts with cash generated from operations and related to that, if you’re expecting anymore cash restructuring charges?

Kevin Michaels - Powerwave Technologies - CFO

Well, we have incurred a number of charges in the quarter. We do — to answer your first question, we do feel confident that we can generate the sufficient cash to pay off the bond. We still have over a year until that bond is due. We do expect in the second half of the year that you will see us generate some significant positive cash flow. We certainly believe that is definitely achievable. As we’ve mentioned, we’ve got a target to get our inventory turns to eight turns by the end of the year. We think that’s very achievable. We think that will help free up a lot of cash that’s on the balance sheet currently in terms of our inventories. And we do feel that over the next year, we’ll get ourselves back to a profitable picture and we’ll be able to generate significant cash. We’re not concerned about that aspect. I mean clearly our focus here is to generate cash and to be in a position to deal with the bonds as we go forward.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay. What about future cash restructuring charges?

Kevin Michaels - Powerwave Technologies - CFO

There is some further activities that will happen. I don’t think they should be too significant. I would guess probably the balance of the second half of the year, the cash charges are probably somewhere $5 million roughly. Somewhere in that range. It is still to be seen there. We also still have some additional facilities that we’re selling. We’re in the process of selling our Costa Rica facility. So, that’s to generate some cash as well. So that’s kind of the ballpark ranges.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay. What’s the ballpark range on the Costa Rica facility? Is it around the same amount?

Kevin Michaels - Powerwave Technologies - CFO

It is roughly. It is in the $4 million range.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay. Second area of questions is I’m just curious from your gross margin goal of getting into the mid 20s, to what extent does that depend upon the revenue mix moving back to like 60/40 type mix between the OEM and direct? Can you actually get to the mid 20s with a 78/20 kind of mix?

Kevin Michaels - Powerwave Technologies - CFO

Well, the issues that come from a number of things. One is we have to complete our manufacturing consolidation activities. Two, we have to complete the consolidation of our purchasing activities across our various acquisitions and complete all of that. That’s going to take some time with the lower revenues we have. Probably another two or three quarters out with that. Those actions will certainly help drive the margin up significantly higher. Clearly, the total revenue number is also a big factor in there, but obviously you’ve highlighted the fact that our direct business typically carries higher margins. A faster shift in that mix of business will get us to those margins sooner. We do think from a longer term basis we can get there without that. But it certainly speeds the process if we see that shift, and I think from our comments earlier today, we do expect to see some movement there over the second half of the year.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay. Great. Thank you very much.

Ron Buschur - Powerwave Technologies - President & CEO

Sure.

Operator

Next question comes from the line of Mike Ounjian with Credit Suisse. Please proceed.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Mike Ounjian - Credit Suisse - Analyst

Thanks for taking the question. Ron, you talked a little bit about the carrier spending environment in North America. Just looking more broadly, are there any other regions you’re looking to see a pickup in demand from the carriers that are driving a [sizable] pickup in the second half?

Ron Buschur - Powerwave Technologies - President & CEO

As you probably could see, Mike, we we had have had a very exciting Q2 in the APAC region, so we do expect to see some spend continuing in the APAC region. And with that, we do believe that North America will continue to grow and we’re very happy with some of the activities that’s taking place in Latin and South America. So, we’re going to be focusing on our direct operator model in those regions and continue to satisfy our customer needs that we have globally. And make sure that we have the right products and solutions in the marketplace when the demand is dropped upon Powerwave.

Mike Ounjian - Credit Suisse - Analyst

Great. And Kevin, just to clarify on the gross margin, and about getting back to your sort of mid 20s plus target range, is that something that — if you see the pickup in operator demand that you’re looking for — is that something that could be achievable by year end or is that realistically something we should think about for 2008?

Kevin Michaels - Powerwave Technologies - CFO

I would say from a conservative standpoint, I would target it for 2008.

Mike Ounjian - Credit Suisse - Analyst

Okay. Just a housekeeping item. What was cash flow from operations this quarter and CapEx?

Kevin Michaels - Powerwave Technologies - CFO

It was use of cash of $17 million.

Mike Ounjian - Credit Suisse - Analyst

Okay. And CapEx?

Kevin Michaels - Powerwave Technologies - CFO

CapEx was $4.6 million.

Mike Ounjian - Credit Suisse - Analyst

Great. Thank you very much.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Your next question comes from the line of Ittai Kidron with CIBC World Markets. Please proceed.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Ittai Kidron - CIBC World Markets - Analyst

Thanks, guys. Quick question, Ron, can you comment about the headcount and sort of what is the end goal, by the end of ‘08 maybe, as far as reducing headcount?

Ron Buschur - Powerwave Technologies - President & CEO

I don’t think really I’ll go into the headcount per se. I think you can see by the actions that we’ve highlighted that we’re taking and the announcements we’ve made of facilities that we will be dramatically reducing the headcount in fairness. We had indicated that we’re through some periods of time at which we had to give notification to some local regulatory type of agencies. And at this point until we get through that, we really don’t want to comment. I think the key that you should really look at is we’re going to be aggressively reducing our operating expenses to be at least the $50 million range if not less. And that’s something that we’re aggressively pursuing to have done by the end of this year.

Ittai Kidron - CIBC World Markets - Analyst

Can you at least comment what it was exiting the June quarter?

Ron Buschur - Powerwave Technologies - President & CEO

The June quarter, I think we were at about 3,600 employees.

Ittai Kidron - CIBC World Markets - Analyst

Okay. Very good. With regards to the progression of OpEx going forward, fair to assume that still you made very nice progress this quarter. Still safe to assume that it is the R&D line where we’ll see most of the progress going forward?

Ron Buschur - Powerwave Technologies - President & CEO

No. As we had indicated, you’ll see the R&D line continuing to be going down slightly, but we’re looking at our operating expenses across the board. We think there’s some other opportunities that we can pick up and some our sales and marketing activities and some our other areas of G&A within the company.

Ittai Kidron - CIBC World Markets - Analyst

Okay. Kevin, with regards to the other income line this quarter, how should we think about that from a pro forma standpoint going forward the next couple of quarters?

Kevin Michaels - Powerwave Technologies - CFO

Well, as I mentioned, the write-off of the debt issuance cost is $600,000. That’s obviously a one-time event. That shouldn’t impact us going forward because that line has been canceled. The other thing was the foreign exchange, and we did suffer a translation loss there because of our books being in Sweden and the Sweden kronor weakening against the Euro. That’s the harder one to predict. We haven’t normally seen that kind of impact and I wouldn’t expect to continue to see that, but that’s a harder one to forecast.

Ittai Kidron - CIBC World Markets - Analyst

But if I take those two out, then roughly around $1 million expense, is that a fair —

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies - CFO

Yes, that’s roughly in the range, yes.

Ittai Kidron - CIBC World Markets - Analyst

Okay. And can you elaborate more about the delay in China and the comments were a little bit confusing? Ron, I think you mentioned you would be done by the third of the quarter. Kevin, you mentioned only by the fourth quarter. If you could explain the timeline on the actual completion of the process and also the timeline by which you expect to see the full benefit in your P&L?

Kevin Michaels - Powerwave Technologies - CFO

Sure. I think you misunderstood my statements. I also stated we’ll be done with the China consolidation by the third quarter. I stated that we expected to see improvements in our gross margins throughout the second half of the year. So, that would include both the third and fourth quarter. I’ll let Ron.

Ron Buschur - Powerwave Technologies - President & CEO

in talking a little bit about the timing, quite honestly, what occurred is we had demand on certain products that we were at the process of transferring. so in light of trying to transfer those products, we went ahead and continued to produce those in those sites and then we set up another manufacturing line in Suzhou to begin to start ramping during the same period of time. So, that’s why we elected not to complete that. But we will be done, as Kevin had indicated, by the end of this third quarter — and you’ll see the results of that.

Ittai Kidron - CIBC World Markets - Analyst

Okay. Lastly, with regards to Nokia Siemens’ very strong performance this quarter — but will it be fair to say that just given the challenges Nokia Siemens has been having, this could have been much better actually this quarter?

Ron Buschur - Powerwave Technologies - President & CEO

Well, I’m not sure I know what challenges you’re referring to with Nokia and Siemens. You probably need to take that up with them. We’re certainly pleased with the progress that we’re making there. I think Nokia and Siemens are executing on what they have as far as their strategy and their product integration that they’re currently rolling out with their customers. So we believe that we’ll continue to see some continued growth there and we’re pleased with the performance.

Ittai Kidron - CIBC World Markets - Analyst

Very good. Good luck, guys.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Next question comes from the line of Mike Walkley with Piper Jaffray. Please proceed.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Mike Walkley - Piper Jaffray & Co. - Analyst

Great, thanks. I was wondering if you could add a little more commentary around your competitive position with Andrew CommScope merging. You talked about being the last pure play wireless company. It looks like they’ve lowered their guidance in terms of revenue for the second half of the year and you guys maintained a second stronger half outlook. Can you give color on maybe what products are driving your confidence for the second half?

Ron Buschur - Powerwave Technologies - President & CEO

I think, Mike, we’ve always stated that we thought the second half of the year would be improvement over the first half. We stayed with our guidance that we had at the beginning of the year. We do believe that we’ve seen some strong growth, and I think you can see it in our numbers in the APAC region as well as with several of the OEM customers. And certainly the Alcatel-Lucent numbers would reflect significant growth in the quarter. And we do expect, as we had indicated, the network operators to pick up in the second half of this year. And I think you know we’re very well-positioned with those operators and we have very good relationship throughout the organization with all of the network operators. So we hope to capitalize on that relationship and our product portfolio and the strength of that product.

Mike Walkley - Piper Jaffray & Co. - Analyst

Great, thanks. On the products that coverage solutions a little weak again. Is that just timing due to products coming out in the back half the year?

Ron Buschur - Powerwave Technologies - President & CEO

It is, Mike. As you know, we have been and we’re spending significant amount of money on our R&D expenditures around our coverage and coverage solutions. And as you know, we’re going to be introducing those toward the end of the year and the beginning of 2008. So, we do believe at that point we will see an increase in our coverage. But looking at the numbers as a whole, I’m not very disappointed either with those numbers. I’m pleased with what we have seen. We did have a pickup there when you look at it from a pure coverage perspective.

Mike Walkley - Piper Jaffray & Co. - Analyst

Okay, great. Then, Kevin, another question on the gross margins. You guys mentioned a lot that part of the weakness is the absorption of overhead. I know you’re going through the restructuring, but is there a revenue ballpark number on a quarterly basis we should think about to have that mid 20 number be sustainable? Is it mid $200 million revenue or are you guys scaling it to lower than that?

Kevin Michaels - Powerwave Technologies - CFO

We’re certainly trying to scale it lower than that. I don’t want to set a specific number because it is moving on us. Clearly right now, for the last quarter, it would have been up at that kind of level. Our goal is to bring it down lower and try to bring it down significantly lower. We’ve had a long-term goal to try to get down to the $200 million rate. We’re not there yet. We have some work to do. But that’s clearly where we’re driving to. We’re still a ways away from that. As we go through the restructuring activities — we’ve got going I think as Ron mentioned, we’ll continue to look at additional activities across our manufacturing operations to see how we can further scale that better.

Mike Walkley - Piper Jaffray & Co. - Analyst

All right. Thanks for answering my questions and good luck with the restructuring.

Kevin Michaels - Powerwave Technologies - CFO

Sure. Thank you.

Operator

Your next question comes from the line of James Faucette. Please proceed.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

James Faucette - Pacific Crest Securities - Analyst

Thank you. Just wanted to ask a couple of questions to follow up on Mike’s. Firstly, I guess as it relates to the pricing environment, kind of are you seeing benefits to Powerwave from the consolidation? And if you could talk specifically as you could about what opportunities you see developing from being the last standalone wireless systems provider, especially as Andrews absorbed into CommScope. Just a little more granularity as to where you see opportunities either on pricing and its impact on your revenues or on your margins?

Ron Buschur - Powerwave Technologies - President & CEO

Well, I’m take the – I’ll take the question initially on the pricing environment. I mean we’re still in a pretty competitive environment when you look at the price pressure that a lot of our customers are looking to achieve and apply to the suppliers within the supply chain. But certainly, when you have consolidation, it does help rationalize that pricing environment. But the opportunities that we see, this will be for a company like Powerwave is I believe our customers know that we’re clearly committed to their success and to support products and solutions that address their market segment. And we’re not looking to supplement our business with other aspects of business from a product perspective. So, when they’re looking for development efforts and support of next generation of products, we believe that they look at a company like Powerwave to offer that complete end to end solution. When we say end to end solution, a lot of people tie that to the cell site being built up, adding the cable to the tower, the antennas. We’re really referring to the hardware associated with that build-out — from antennas, TMAs to current injectors to filter RF conditioning through the power amplifier aspect — and then helping fill some of the holes within that network with some of our remote radiohead products and some of our in building coverage and solutions. And we really believe, as we enter this 2008 period of time, that this consolidation will benefit Powerwave. But more importantly, with the products that we’re introducing into the market place, we think they’ll give us a tremendous opportunity to demonstrate our technology to these customers.

Kevin Michaels - Powerwave Technologies - CFO

And just one additional thing, Jim. Obviously we don’t want to spend our time talking about our competitors and I’m sure our lawyers don’t want us doing that either, but I think from a global perspective where we sit, we still — besides being a manufacturing company, we’re a designed technology company and we still believe that today we have some of the strongest designs out there. And as we look at — over the next few years, I mean obviously one area you can look at is WiMax. And we believe we’ll definitely — from a technology standpoint, one of the leaders there, we’re involved in the activities going on today and we think that we can drive a lot of next generation products into that marketplace and really position ourselves to be a leader going forward. Now, this is over the next couple of years. But we think that things like the software defined radio and various aspects there that we have some real competitive advantages from a longer term basis. And once again, being a company that’s focused on the wireless industry and not focused on lots of other things, we think customers will recognize that and we think it will create opportunities over a longer term.

James Faucette - Pacific Crest Securities - Analyst

Great. And then just a quick question on taxes. At least by our calculations in the first half of the year, your pro forma tax rate was in the 10.2%. I think you said that for the year you expect to be in the 10% to 15% overall. Is that — is that pro forma commentary and if so, should we expect the effective tax rate then to increase a bit to get more to the middle of your range or should we think about it being more consistent in the second half?

Kevin Michaels - Powerwave Technologies - CFO

I would think it would generally be consistent. I mean taxes are difficult thing for us to accurately forecast with our deferreds being written off. We’re just trying to be conservative there, but I think we generally will stay roughly consistent to where we are.

James Faucette - Pacific Crest Securities - Analyst

Great. Thank you very much for taking my questions.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies - CFO

No problem.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Your next question comes from the line of Carter Driscoll with the Stanford Group. Please proceed.

Carter Driscoll - Stanford Group - Analyst

Thank you very much, gentlemen. Could you possibly give an update on the integration with Filtronics in a little more detail?

Ron Buschur - Powerwave Technologies - President & CEO

Well, we have been actively working on consolidating, as we talked about at great lengths, our operations within China. That has been primarily focusing moving manufacturing from our existing Remec facilities as well as our own facility in Wuxi into the facility there that Filtronics leased in Suzhou. And that process, as we had indicated, should be complete here by the time we end Q3. And then looking at some of the aspects around rationalizing our resources, I think, as we had indicated in our opening remarks, we have a lot of activity around restructuring, and the location there in Shipley was obviously one of the locations that we had done a significant reduction in. And we continue to look at all of our manufacturing locations and some of our engineering and administrative areas on how we can continue to reduce our costs to make sure that we’re competitive going forward.

Carter Driscoll - Stanford Group - Analyst

And if you talk about — let me take a step back and ask a slightly different question. If you look at some of the recently-announced wins from of some your largest customers, could you talk about when the announcement is made, when they win a particular contract and whether by OEM or operator — when that necessarily filters down to you, give maybe a more general time frame? Does it take six months, nine months? Does it depend on how the carrier rolls out, the particular towers? Just put some arms around some the larger contracts potentially we’ve seen in the last six to eight weeks.

Ron Buschur - Powerwave Technologies - President & CEO

Sure. That’s a great question. It really depends on the OEM and the operator time line as you can imagine. I mean some operators are aggressively trying to build out that network. And the demand is placed on the OEM or directly on Powerwave and in some cases they’re looking for a response within matter of weeks. But typically, as we watch it go through the OEM cycle, I think it is fair to say it is usually a two to three month lag to where you start seeing the forecast turn to reality in some of the orders and the timelines that they place on us of delivery of these products. The operators, as I’d indicated, in many cases are looking for the products tomorrow.

Carter Driscoll - Stanford Group - Analyst

Okay. Then lastly without beating this question to death, on the gross margin line, is there an incremental margin by product type? I’m trying to understand the absorption issue rather than from a line item perspective but from a unit volume perspective. Is there X number of thousands of parts that you need to go beyond and then so your incremental margin goes from 25 to 40 to 75? I mean, help me frame that issue a little bit from a unit perspective.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies - CFO

Well, we really don’t break it down publicly on a unit basis and we have a pretty divergent product groups. And different product categories and some are running at extremely high unit quantities and some aren’t. So, it is difficult to say by the next group of products, what’s the incremental on that because it is really product by product. And the plants produce multiple types of products. I guess stepping back, if you look at it on a simple basis, we’re running at a lower revenue rate that we were a year ago. We acquired another company on top of it. The overhead absorption issues come from all of that. We acquired additional plants and we’re running at less revenue in total than we did previous to that.

Carter Driscoll - Stanford Group - Analyst

Could you handicap a factor utilization trend or point estimate?

Ron Buschur - Powerwave Technologies - President & CEO

I think the utilization of some of the factories is obviously apparent by looking at the results that we have and trying to determine how we can rationalize these sites and consolidate and start showing an improvement in our margins. I think as Kevin had indicated, we’re not going to give you specific breakdown of how we do that. But I think it is fair to say that we should be able to see an improvement in our margins as we do consolidate some of these manufacturing locations, and we see better absorption with the volume of products running through the operations.

Carter Driscoll - Stanford Group - Analyst

Thanks very much for taking my questions, gentlemen.

Kevin Michaels - Powerwave Technologies - CFO

Sure.

Operator

Your next question comes from the line of Ken Muth with Robert Baird. Please proceed.

Ken Muth - Robert W. Baird & Company, Inc. - Analyst

Hi. On the geography side, the Asia area obviously picked up meaningfully in this quarter. Do you expect that to be sustainable for the second half of ‘07 and if so, maybe into ‘08 as well?

Ron Buschur - Powerwave Technologies - President & CEO

Well, we certainly are pleased, Ken, with the growth that we’ve seen in the APAC regions. We talked about last quarter. We do expect to see a continued spend in that region and we’re pleased with the spend that takes place. I don’t want to speculate on ‘08. I certainly think as we look right now, we do believe that the APAC region should continue to be fairly strong as we exit the year.

Ken Muth - Robert W. Baird & Company, Inc. - Analyst

Okay. Then on your account of keeping the guidance the same, historically, you guys had not had any expectations for one very large carrier in the United States. I was just wondering — has that changed at all where you talk about your direct to operator business picking up or do you still expect that one large customer to just be kind of very kind of low levels?

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies - President & CEO

Well, I think, as we had stated earlier, Ken, we’re not going to speculate on that one large network operator. We see opportunities across the network operator market segment. And we hope to be able to benefit from that spend that all of the operators are looking to do in that remainder of 2007.

Ken Muth - Robert W. Baird & Company, Inc. - Analyst

If that one carrier did pick up, would that be upside to your numbers?

Ron Buschur - Powerwave Technologies - President & CEO

Well, I think that certainly as we had indicated before, we had put in very conservative numbers on that one carrier from our past experience of last year. So I think that we have an expectation that’s built into our numbers, but I would not think that that expectation is a large growth.

Ken Muth - Robert W. Baird & Company, Inc. - Analyst

Okay. And then on the WiMax roll-outs here, is that something you still expect to see benefit from the second half of this year, or any change with the whole Sprint and Clearwire situation?

Ron Buschur - Powerwave Technologies - President & CEO

We think it is going to be more toward the end of the year. I think we’ve always stated that, Ken. We expect that to take place the last quarter of the year. We still believe that that’s going to take place and we think we’re in good position to benefit from that roll-out.

Ken Muth - Robert W. Baird & Company, Inc. - Analyst

Okay. And then where do you stand on hiring salespeople? Is that something you’re still looking at to hire people or are you kind of full at this point?

Ron Buschur - Powerwave Technologies - President & CEO

No, I think we’re in great shape right now with our salespeople and what we need to have in the region. And certainly with some of the consolidation that’s taken place in our market segment, there seems to be an abundance of salespeople looking for jobs right now. So, I think we’re okay. We have a good sales team that I think are starting to work together and demonstrate what we’re capable of achieving. In the next second half of this year will be a critical time to demonstrate their capabilities, but at this point, I’m pleased with what they’re doing.

Ken Muth - Robert W. Baird & Company, Inc. - Analyst

Okay. Last question I have on the new product area. How do you see VersaFlex being accepted by the market place at this time?

Ron Buschur - Powerwave Technologies - President & CEO

VersaFlex, as you can see, is a pretty consistent product as far as the sales that we had anticipated through the first half of the year. The acceptance and the trial periods are longer on that product. It is pretty complex when you look at it from an operator perspective. And the measurements that they take to really accept and determine whether this product is a benefit for them to put into the network. But I can tell you we’re seeing a good acceptance and new opportunities and new customers getting very close to final qualification of that product. And when we do that, we certainly hope to be able to announce those new customers on that product line.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Ken Muth - Robert W. Baird & Company, Inc. - Analyst

Great. Thanks for your time.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Your next question comes from the line of Larry Harris with Oppenheimer. Please proceed.

Larry Harris - Openheimer & Co. - Analyst

Yes, thank you. Congratulations on the results you posted and the guidance going forward. With respect to 3G, there seems to be a hastening or certainly a move toward more 3G spending on the part of AT&T and operators elsewhere. And I noticed that the percentage of 3G sales increased this quarter to 19% from 16%. Do you feel that you’re as well suited or as well situated in 3G products, as in 2G and are there particular areas of strength within your product portfolio?

Ron Buschur - Powerwave Technologies - President & CEO

Larry, we certainly have seen an increase in the 3G sales this quarter. I’m not sure it is significant enough to where we really want to focus a lot on that, but I think one point that you made is very important is Powerwave has always had the first generation of products to support the 3G networks and the customers that are rolling out these products. We continue to have products and solutions that I think lead the market from a technology perspective. And I think that’s a real tribute to the engineering and the R&D work that we’ve done and the investment that we’ve placed in that market segment. And I don’t really believe we have a product void in that segment of our business. I think if you look at where we’re spending our R&D dollars and our efforts, it is really around the coverage solution and our DAS and repeater product lines. We’ll continue to execute on that strategy. We believe in that market segment and we think that will best suit us. But I do think we have a good product portfolio in the 3G and we don’t have a void in that market segment.

Larry Harris - Openheimer & Co. - Analyst

Question for Kevin. Any thoughts at this point in terms of the tax rate we should be looking at for 2008?

Kevin Michaels - Powerwave Technologies - CFO

I would stay conservative with that. I would probably assume a 15% to 20% rate for 2008.

Larry Harris - Openheimer & Co. - Analyst

I see. All right. Thank you.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

Your next question comes from the line of Dan [Bruckery] with O’Connor. Please proceed.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Dan Bruckery - O’Connor - Analyst

Hi, a couple of questions. First, the accounts receivable facility. Will you be disclosing that with this 10-Q, or have you disclosed it and I’ve just missed the credit agreement?

Kevin Michaels - Powerwave Technologies - CFO

I think the credit agreement actually gets filed with this 10-Q.

Dan Bruckery - O’Connor - Analyst

Okay. So we should expect it with this 10-Q. That’s the $12 million of short-term debt. How — what’s the maximum amount you can take on the accounts receivables facility?

Kevin Michaels - Powerwave Technologies - CFO

$65 million.

Dan Bruckery - O’Connor - Analyst

$65 million. That’s secured by the entire amount of your accounts receivable?

Kevin Michaels - Powerwave Technologies - CFO

No, it is secured by individual accounts receivable.

Dan Bruckery - O’Connor - Analyst

Okay. Is there a percentage, if you were to — if receivables were to drop that it can be?

Kevin Michaels - Powerwave Technologies - CFO

No.

Dan Bruckery - O’Connor - Analyst

Okay. So – and do you have any other security liens besides those specific account receivables?

Kevin Michaels - Powerwave Technologies - CFO

No.

Dan Bruckery - O’Connor - Analyst

Have you disclosed or will you disclose the interest rate at all on that?

Kevin Michaels - Powerwave Technologies - CFO

It is spread over LIBOR. It is a fairly low spread. It is lower than most. I mean — it is a straight borrowing of receivables.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Dan Bruckery - O’Connor - Analyst

Will you disclose the spread to LIBOR?

Kevin Michaels - Powerwave Technologies - CFO

It varies – it is proprietary to the lender so we can’t disclose that, but it is very low.

Dan Bruckery - O’Connor - Analyst

So, the grid then will be blacked out, the grid spread to LIBOR will be blocked out when you release it.

Kevin Michaels - Powerwave Technologies - CFO

I suspect so, yes.

Dan Bruckery - O’Connor - Analyst

Okay.

Kevin Michaels - Powerwave Technologies - CFO

Not 100% certain on that yet.

Dan Bruckery - O’Connor - Analyst

Okay. The second question, in terms of you talked about moving the inventory turns up — I think to the eight times level, by the end of this year. How much of that is based on you actually — what do inventory turns look like if the revenue does not come in stronger in the second half of the year like you’re expecting?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think, we’re expecting some growth in the second half of the year. If we’re very focused on managing — on monitoring that and managing our inventory. So we’re determined to drive our inventory up so even if revenues were to be flat from the first half, we think we can turn our inventories so we’re focused on turning those inventories. That’s something that we’re —

Dan Bruckery - O’Connor - Analyst

So, you think you can get to the eight times level even with the flat revenue?

Kevin Michaels - Powerwave Technologies - CFO

That would be our goal.

Dan Bruckery - O’Connor - Analyst

Okay. And then sort of in terms of absolute dollar levels, where do you see accounts receivable moving throughout the year?

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies - CFO

Well, it is hard to give you an absolute dollar level. In terms of DSO, we saw some improvement there. I think if we see some of the growth in the North American direct channels that we expect, that will certainly help move our DSO lower. So, that will counteract some growth if there’s growth and revenue and growth in AR. It is really a function of where does that AR occur. And that will impact what the absolute dollar numbers are. But we think that — we’re not looking for huge movements in our DSOs, but we would see some improvement if there’s more North American business.

Dan Bruckery - O’Connor - Analyst

Okay. Moving back to your convertible bonds – in particular July of ‘08 bonds. One, does the credit agreement prohibit you from buying those back at all in the market?

Kevin Michaels - Powerwave Technologies - CFO

No, it doesn’t.

Dan Bruckery - O’Connor - Analyst

Okay. Is that something you would look at with some of the dislocations going on in the convertible and credit market?

Kevin Michaels - Powerwave Technologies - CFO

It is something – I guess it is something that certainly we would consider. Yes.

Dan Bruckery - O’Connor - Analyst

Okay. All right. Thank you very much for your help. Good luck the rest of the year. Thank you.

Operator

Your final question comes from the line of Blaine Carroll with FTN Midwest Securities. Please proceed.

Blaine Carroll - FTN Midwest Securities - Analyst

Yes, thank you. Hi, Ron and Kevin.

Kevin Michaels - Powerwave Technologies - CFO

Hi.

Ron Buschur - Powerwave Technologies - President & CEO

Hello.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Blaine Carroll - FTN Midwest Securities - Analyst

Couple of questions if I can. First of all, Kevin, can you talk about linearity during the quarters — how the different months are rolling out and we’re about a third of the way through the quarter right now. Could you talk about how this quarter is shaping up from a linearity point of view?

Kevin Michaels - Powerwave Technologies - CFO

I think this quarter is kind of general what you normally see for a summer quarter. I would expect the month of August to be somewhat slow across our European operations. Unfortunately, they all get to go on vacation and we have to keep working hard. I would expect to see a growth in business occurring throughout the quarter, across the regions of the Americas and in Asia Pacific. So and growth going into — as we head toward the end of the year. So escalating growth through September, with Europe coming back in September. Europe should be slow through August.

Blaine Carroll - FTN Midwest Securities - Analyst

You expect to do about 50% of the quarter during September?

Kevin Michaels - Powerwave Technologies - CFO

I don’t know if it will be that much.

Blaine Carroll - FTN Midwest Securities - Analyst

Okay. And then one, with the disruption over on the Andrew side, do you expect that you’ve been gaining share through the quarter and through the remainder of this year?

Ron Buschur - Powerwave Technologies - President & CEO

Our team certainly focused and I think the results we’ve been able to demonstrate this year so far would certainly prove that we can take market share. And it is our job to maintain the market share we have as well and stay focused on that. But I certainly want to grow our revenue and it is best to do it at the expense of our competition. But they’re a formidable competitor as well. They’re not going to give up and just stop selling as well because they’re going to be acquired, but that is our focus and our desire this quarter.

Blaine Carroll - FTN Midwest Securities - Analyst

Okay. Then last one, Kevin, as you look at your inventory, can you talk about what is in raw material WIPs, finished goods and so forth?

Kevin Michaels - Powerwave Technologies - CFO

Well, we have a fair amount of a lot of things in inventory and one of the reasons why we’ve been so focused on driving our inventory turns is that we want to reduce our inventory levels across the range. So, we have a fair amount of — various products and raw materials for the products that we’re selling. So we believe that inventory is good inventory. It is moving. It is just not moving at the rates we want to. So, our focus is two prong – is we’re trying to consolidate off our purchasing activities from our acquisition and get ourselves onto standard platforms and standard product purchases. At the same time, we’re focused on moving the inventory that we have and motivating our sales forces to move that inventory.

Blaine Carroll - FTN Midwest Securities - Analyst

How much of it is typically in finished goods where it is either waiting for customer acceptance or just waiting to ship?

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies - President & CEO

Well, I think one way of looking at it is if you look at our inventory position before – let’s say the slowdown took place within the network operator market segment. I think you can see that we built up a fair amount of inventory from a finished goods perspective during that period of time and obviously filled the pipeline with some raw material because we anticipated continued spend within that product segment.

Blaine Carroll - FTN Midwest Securities - Analyst

Right.

Ron Buschur - Powerwave Technologies - President & CEO

And with the acquisition that we did with Filtronics, obviously they were focused primarily on two large OEMs who, for a period of time, obviously weren’t spending either. So, there is a mix between raw material, finished goods as Kevin alluded to that we want to be able to move through the system and start freeing up to cash that we’ve had trapped for a period of time. And I think this first quarter here by improving our turns by about one turn and we’re seeing the inventory reduced. I think it is a positive sign. It is not as aggressive as I want to see and the team is very focused on reducing that. And I think you’ll see those results here in the follow on quarters.

Blaine Carroll - FTN Midwest Securities - Analyst

Okay. Great. Good luck in the second half.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you.

Operator

I would now like to turn the call over to Mr. Ron Buschur for closing remarks. Please proceed.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you. I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. As you can see, we have many challenges in front of us. We’re certainly poised to tackle these opportunities and challenges and we look forward to sharing with you our results for the third quarter of 2007.

Operator

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect, and have a good day.

FINAL TRANSCRIPT

Jul. 30. 2007 / 5:00PM ET, PWAV - Q2 2007 Powerwave Technologies Earnings Conference Call

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	23

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.